                                                                   EXHIBIT 4(1)

[PRUDENTIAL FINANCIAL LOGO]
                                      PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                      213 Washington Street
                                      Newark, New Jersey 07102

                                      a stock Prudential Financial company

            GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT SUPPLEMENT

EFFECTIVE DATE OF THE GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT: The Contract Date, or, if later, the date the Guaranteed Minimum Income Benefit is elected.

MAXIMUM ISSUE AGE: The GMIB benefit is not available if the Annuitant is age 76 or more on the Effective Date of the GMIB Endorsement.

INITIAL GMIB PROTECTED VALUE: If the Guaranteed Minimum Income Benefit is elected on the Contract Date, the Initial GMIB Protected Value is the initial Invested Purchase Payment, or the Contract Value on the date of any reset. If the Guaranteed Minimum Income Benefit is elected after the Contract Date, the Initial GMIB Protected Value is the Contract Value on the date the benefit is elected or the date of any reset.

GMIB WAITING PERIOD: 7 years, beginning on the Effective Date of the GMIB Endorsement, or the date of the most recent reset, if any.

GMIB ROLL-UP PERCENTAGE: 5.0%

GMIB ROLL-UP CAP PERCENTAGE: 200.0%

GMIB ROLL-UP CUT-OFF DATE:  The latest of:
            (a) the Contract Anniversary coinciding with or next following the
                Annuitant's 80th birthday;
            (b) 7 years from the Effective Date of the GMIB Endorsement; and
            (c) 7 years from the date of the most recent reset.

GMIB DOLLAR-FOR-DOLLAR LIMIT PERCENTAGE: 5.0%

RESETS:
NUMBER OF TIMES THE GMIB PROTECTED VALUE CAN BE RESET: 2
NUMBER OF TIMES THE GMIB PROTECTED VALUE CAN BE RESET WITHOUT BEING SUBJECT TO A POSSIBLE ADJUSTMENT IN THE GMIB CHARGE: 2
RESET AGE LIMIT: No resets are permitted on or after the Annuitant's 76th birthday.

GMIB CHARGE: The GMIB Charge is taken pro-rata from the Variable Investment Options in which you maintain your Contract Value as of the date the GMIB Charge is deducted. The GMIB Charge is [0.50]% of the average GMIB Protected Value.

MAXIMUM ANNUAL GMIB CHARGE: 1.00% of the average GMIB Protected Value.

MAXIMUM GMIB PROTECTED VALUE PER ANNUITANT: $5 million.

GMIB BENEFIT EXERCISE LIMIT: The Contract Anniversary coinciding with or next following the Annuitant's 95th birthday, or earlier, if required by applicable law.

TERMINATION: You may not elect to terminate this Endorsement.